Exhibit 10.5(a)

Non-Negotiable Certificate

Representing an Employee Participant Interest in the

Daily Journal Corporation (“DJC”) Plan for Supplemental Compensation

to an Employee, as long as that Employee Remains Employed by DJC or one of its Subsidiaries,

based on Pre-tax Earnings of DJC and its Subsidiaries

on a Consolidated Basis (“DJC Consolidated”)

                         , 2003

This non-negotiable certificate represents the right of                                  (the “Employee”) to receive, in addition to all other compensation due or awarded:

(1)	in December 2003, /1,805,053 of the pre-tax earnings of DJC Consolidated for the year ended September 30, 2003; plus

(2)	in December of each of the following nine years, the same fraction of the pre-tax earnings of DJC Consolidated for the year ended the preceding September 30.

If more shares of DJC are issued for consideration (e.g., in a merger or public offering), the denominator of the Employee’s fractional interest will be increased by the number of shares issued, effective with the first payment due thereafter, to reflect the share increase. Both the numerator and the denominator of the fraction will be appropriately adjusted to reflect any changes in shares outstanding which occur without additional consideration to DJC, as in stock splits and stock dividends.

No additional payments will be made to the Employee under this or any other certificate after the employee either (1) shall have left the employ of DJC, prior to the Employee’s reaching age 65, for any reason whatsoever (including but not limited to being unreasonably fired by DJC prior to reaching age 65) or (2) directly or indirectly enters the employ (either as a direct or indirect employee or direct or indirect independent contractor) of any competitor of DJC or any of its subsidiaries whether such employment occurs before or after the Employee reaches age 65.

Compensation to the Employee under this certificate, and other such certificates issued to the employee and other employees, shall not be deducted in making pre-tax earnings computations for the purpose of the Plan. Pre-tax earnings computations, for purposes of the Plan, shall be reasonable approximations made by DJC to facilitate convenient and economical accounting practices and will be final and binding on the Employee.

Payments to be made under this non-negotiable certificate are in addition to payments to be made under unexpired certificates, if any, issued to the Employee in prior years.

IN WITNESS WHEREOF, this certificate is executed as of                          , 2003.

DAILY JOURNAL CORPORATION

By
Charles T. Munger, Chairman